Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Michele Pelkowski
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3054
Quintin.Lai@westpharma.com	Michele.Pelkowski@westpharma.com
West Elects New Director to the Board

Exton, PA, August 23, 2021 — West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, announced today the Company's Board of Directors has elected Molly Joseph as its newest member. With the addition of Ms. Joseph, West's Board has 11 directors.

Ms. Joseph, 47, is the former Chief Executive Officer ("CEO") of UnitedHealthcare Global, a role she served in for more than a decade. During her 16-year tenure, she pioneered the establishment of UnitedHealth Group’s global health business into one of the largest health benefits and medical delivery business outside of the United States. As CEO of UnitedHealthcare Global, she had oversight of 55 hospitals and several hundred ambulatory centers, with over 9 million patients and 7 million insurance members.

Molly also served UnitedHealth Group in strategy and corporate development, where she led acquisitions and business transactions. Prior to joining UnitedHealth Group, she focused on business transactions as an investment banker and a corporate attorney.

Ms. Joseph serves on the Board of Directors of First Solar and the Board of Trustees at Santa Clara University. She is a long-time advisor to Children’s Heartlink, a global nonprofit organization for pediatric cardiac care and serves on the Board of Directors of Young Voices of Austin, a nonprofit organization focused on the advancement of children from diverse backgrounds.

Ms. Joseph earned her Juris Doctor from Georgetown Law Center and Bachelor of Science degree from Santa Clara University.
“We are pleased to welcome Molly Joseph to West’s Board of Directors,” said Patrick J. Zenner, Chair of the Board of Directors, West. “Molly’s extensive experience in building and leading clinically integrated medical delivery systems and health insurance systems is well-aligned with West’s mission and role to deliver healthcare to millions of patients every day. With her significant board and industry experience, we know that Molly’s expertise will be a valuable addition to our Board of Directors.”

About West
West Pharmaceutical Services, Inc. is a leading provider of innovative, high-quality injectable solutions and services. As a trusted partner to established and emerging drug developers, West helps ensure the safe, effective containment and delivery of life-saving and life-enhancing medicines for patients. With almost 10,000 team members across 50 sites worldwide, West helps support our customers by delivering over 40 billion components and devices each year.
Headquartered in Exton, Pennsylvania, and in business for nearly a century, West in its fiscal year 2020 generated over $2.15 billion in sales. West is traded on the New York Stock Exchange (NYSE: WST) and is included on the Standard & Poor's 500 index. For more information, visit https://www.westpharma.com/.

All trademarks and registered trademarks used in this release are the property of West Pharmaceutical Services, Inc. or its subsidiaries, in the United States and other jurisdictions, unless otherwise noted.